FIRST AMENDMENT TO
                         CONTINENTAL AIRLINES, INC.
                      1994 EMPLOYEE STOCK PURCHASE PLAN

Reference is made to Continental Airlines, Inc. 1994 Employee Stock Purchase Plan (the "Plan") approved by the stockholders of Continental Airlines, Inc. on June 30, 1994 and effective July 1, 1994. Terms not defined in this First Amendment are used herein with the meanings provided in the Plan.

     1. Paragraph 5(b) of the Plan is amended effective as of July 1, 1994, to read in its entirety as follows:

         (b) Payroll deductions for a Participant will commence with the first payroll check after the Participant's authorization for payroll deductions becomes effective, and will end with the last payroll check on or prior to December 31, 1996, unless sooner terminated by the Participant in accordance with Paragraph 6(c) or due to termination of employment in accordance with Paragraph 11, or unless the Participant is suspended from participation due to a withdrawal of payroll deductions in accordance with Paragraph 10.

     2. A new Paragraph 7-A is added immediately after Paragraph 7 of the Plan, effective as of July 1, 1994, to read in its entirety as follows:

         7-A.  Special Provisions for 1994.

         (a) In addition to all other provisions of the Plan and notwithstanding any other provisions of the Plan to the contrary:
     (i) each Employee who becomes a Participant and whose payroll deductions commence during the Calendar Quarter beginning on October 1, 1994 (the "1994 Fourth Quarter") will be entitled to elect, by filing an authorization form provided by the Employer, to double the amount of such Participant's payroll deductions during the 1994 Fourth Quarter; (ii) the additional amounts so deducted from such Participant's Base Pay as a result of such doubling of payroll deductions during the 1994 Fourth Quarter (the "Special Deductions") will be credited to such Participant's Account; (iii) such Participant will be deemed to have been granted an option to purchase, on the first day of the Calendar Quarter beginning July 1, 1994 (the "1994 Third Quarter"), as many full and fractional shares as may be purchased with the Special Deductions at the option price per share of Common Stock (the "Special Deductions Option Price") that is equal to the lower of:

              (x) 85% of the closing price of the Common Stock on the New York Stock Exchange, Inc. as reported by The Wall Street Journal in the New York Stock Exchange Composite Transactions on the first day of the 1994 Third Quarter (or on the next regular business day on which shares of the Common Stock of the Company are traded in the event that no shares of the Common Stock have been traded on the first day of the 1994 Third Quarter); or

              (y) 85% of the closing price of the Common Stock on the New York Stock Exchange, Inc. as reported by The Wall Street Journal in the New York Stock Exchange Composite Transactions on the last day of the 1994 Third Quarter (or on the next regular business date on which shares of the Common Stock of the Company are traded in the event that no shares of the Common Stock have been traded on the last day of the 1994 Third Quarter);

     (iv) unless such Participant has elected to withdraw payroll deductions during the 1994 Fourth Quarter in accordance with Paragraph 10 or Paragraph 11(b) or such Participant has terminated participation in the Plan under Paragraph 11(c), such Participant's option for the purchase of Common Stock with the Special Deductions will be deemed to have been exercised automatically on the last day of the 1994 Fourth Quarter for the purchase of the number of full and fractional shares of Common Stock which the Special Deductions will purchase at the Special Deductions Option Price; and (v) shares of Common Stock so purchased with Special Deductions will be subject to the same provisions and restrictions as all other shares purchased under the Plan.

         (b) The Committee shall have plenary authority to implement the provisions of Paragraph 7-A and to determine by binding interpretation how to resolve any questions that may arise and any inconsistencies that may exist with any other provisions of the Plan or any instruments associated with the Plan.

         (c) This Paragraph 7-A shall terminate and cease to be operative for all purposes immediately upon the application of the Special Deductions to purchase shares of Common Stock pursuant to the terms hereof.